                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement
[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-12



                              Taubman Centers, Inc.
                  --------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

     (5)  Total fee paid:
--------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
--------------------------------------------------------------------------------

     (1)  Amount Previously Paid:
--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

     (3)  Filing Party:
--------------------------------------------------------------------------------

     (4)  Date Filed:
--------------------------------------------------------------------------------

                                 (TAUBMAN LOGO)

                             TAUBMAN CENTERS, INC.

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                            TO BE HELD MAY 15, 2006

To the Shareholders of
Taubman Centers, Inc.:

     The Annual Meeting of Shareholders of TAUBMAN CENTERS, INC. (the "Company") will be held on Monday, May 15, 2006, at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009, at 11:00 a.m., local time, for the following purposes:

          1. To elect three directors to serve until the annual meeting of shareholders in 2009;

          2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2006; and

          3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 23, 2006 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting.

                                          By Order of the Board of Directors

                                          ROBERT S. TAUBMAN,
                                          Chairman of the Board, President and
                                          Chief Executive Officer

Bloomfield Hills, Michigan
April 5, 2006

     EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE, OR VOTE VIA TELEPHONE OR INTERNET (AS INDICATED ON YOUR PROXY CARD), TO ENSURE THE PRESENCE OF A QUORUM. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

                               TABLE OF CONTENTS

ABOUT THE MEETING...........................................    1
  What is the purpose of the annual meeting of
     shareholders?..........................................    1
  Who is entitled to vote?..................................    1
  What counts as Voting Stock?..............................    1
  What is the Series B Preferred Stock?.....................    1
  What constitutes a quorum?................................    2
  How do I vote?............................................    2
  Can I change my vote after I return my proxy card?........    2
  What if I don't vote for some of the items listed on my
     proxy card?............................................    2
  What does it mean if I receive more than one proxy
     card?..................................................    3
  What are the Board's recommendations?.....................    3
  What vote is required to approve each item?...............    3
  How can I access the Company's proxy materials and annual
     report on Form 10-K?...................................    3
  Is a registered list of shareholders available?...........    4
  How do I find out the voting results?.....................    4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT AND RELATED SHAREHOLDER MATTERS................    5
  Section 16(a) Beneficial Ownership Reporting Compliance...    8
  Securities Authorized For Issuance Under Equity
     Compensation Plans.....................................    9

ITEM 1 -- ELECTION OF DIRECTORS
  MANAGEMENT................................................   11
  Directors and Executive Officers..........................   11
  The Board of Directors and Committees.....................   13
  Compensation of Directors.................................   15
  Corporate Governance......................................   16
  Communicating with the Board..............................   16
  Related Party Transactions................................   17

  REPORT OF THE AUDIT COMMITTEE.............................   18

  EXECUTIVE COMPENSATION....................................   20
  Summary Compensation Table................................   20
  Incentive Option Plan.....................................   21
  Option Grants in 2005.....................................   21
  Aggregate Option Exercises During 2005 And Year-End Option
     Values.................................................   22
  Compensation Committee Interlocks and Insider
     Participation..........................................   22
  Compensation Committee Report on Executive Compensation...   22
  Shareholder Return Performance Graph......................   25
  Certain Employment and Consulting Arrangements............   25
  Change of Control Employment Agreements...................   26
  Change of Control Severance Program.......................   27

ITEM 2 -- RATIFICATION OF SELECTION OF INDEPENDENT
  REGISTERED PUBLIC ACCOUNTING FIRM.........................   27

OTHER MATTERS...............................................   27

COSTS OF PROXY SOLICITATION.................................   28

ADDITIONAL INFORMATION......................................   28
  Presentation of Shareholder Proposals at 2007 Annual
     Meeting................................................   28
  Householding..............................................   28
  Annual Report.............................................   28

                             TAUBMAN CENTERS, INC.
                       200 EAST LONG LAKE ROAD, SUITE 300
                                  P.O. BOX 200
                     BLOOMFIELD HILLS, MICHIGAN 48303-0200

                                PROXY STATEMENT

     This Proxy Statement contains information regarding the annual meeting of shareholders of Taubman Centers, Inc. (the "Company") to be held at 11:00 a.m., local time, on Monday, May 15, 2006, at The Townsend Hotel, 100 Townsend Street, Birmingham, Michigan 48009. The Company's Board of Directors is soliciting proxies for use at such meeting and at any adjournment or postponement of such meeting. The Company expects to mail this Proxy Statement on or about April 5, 2006.

                               ABOUT THE MEETING

What is the purpose of the annual meeting of shareholders?

     At the annual meeting of shareholders, holders of the Company's Common Stock and Series B Non-Participating Convertible Preferred Stock (the "Series B Preferred Stock" and, together with the Common Stock, the "Voting Stock") will act upon the matters outlined in the accompanying Notice of Meeting, including the election of three directors to serve until the annual meeting of shareholders in 2009 and the ratification of the appointment of KPMG LLP ("KPMG") as the Company's independent registered public accounting firm. In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders. The Company expects that representatives of KPMG will be present at the annual meeting as well. KPMG will be afforded an opportunity to make a statement if they desire to do so, and the Company expects that such representatives will be available to respond to appropriate questions addressed to the officer presiding at the meeting.

Who is entitled to vote?

     Only record holders of Voting Stock at the close of business on the record date of March 23, 2006 are entitled to receive notice of the annual meeting and to vote those shares of Voting Stock that they held on the record date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the annual meeting.

What counts as Voting Stock?

     The Company's Common Stock and Series B Preferred Stock constitute the Voting Stock of the Company. The Common Stock and the Series B Preferred Stock vote together as a single class. The Company's 8.30% Series A Cumulative Redeemable Preferred Stock, 8% Series G Cumulative Redeemable Preferred Stock and 7.625% Series H Cumulative Redeemable Preferred Stock (individually the "Series A Preferred Stock," the "Series G Preferred Stock" and the "Series H Preferred Stock," and collectively, the "Non-Voting Preferred Stock") do not entitle their holders to vote. Furthermore, although the Company has authorized the issuance of shares of additional series of Preferred Stock pursuant to the exercise of conversion rights granted to certain holders of preferred equity in The Taubman Realty Group Limited Partnership ("TRG"), the Company's majority-owned subsidiary partnership through which the Company conducts all of its operations, at this time no other shares of the Company's capital stock other than the Voting Stock and the Non-Voting Preferred Stock are outstanding.

What is the Series B Preferred Stock?

     The Series B Preferred Stock entitles its holders to one vote per share on all matters submitted to the Company's shareholders and votes together with the Common Stock on all matters as a single class. In addition, the holders of Series B Preferred Stock (as a separate class) are entitled to nominate up to four individuals for election as directors. The number of individuals the holders of the Series B Preferred Stock may nominate in any given year is reduced by the number of directors nominated by such holders in prior years whose terms are not expiring. One current director whose term is expiring, William A. Taubman, is being nominated by the holders of the Series B Preferred Stock, and two current directors whose terms are not expiring, Robert S. Taubman and Lisa A. Payne, were nominated by the holders of the Series B Preferred Stock. The holders of Series B Preferred Stock are entitled to nominate one more individual for election as a director of the Company, but they have chosen not to do so with respect to this annual meeting. Therefore, the holders of the Series B Preferred Stock retain the right to nominate one additional nominee in the future.

     The Series B Preferred Stock was first issued in late 1998 and is currently held by partners in TRG other than the Company. Only TRG partners can acquire shares of Series B Preferred Stock; for nominal consideration, TRG partners can acquire such number of shares of Series B Preferred Stock equal to the number of TRG units that they hold. If a TRG partner tenders their TRG units for Common Stock under the Company's continuing offer (described herein), they are required to redeem an equal number of shares of Series B Preferred Stock. If a partner exercises TRG incentive options and they elect to hold TRG units, they may also acquire an equal number of Series B shares; as of the date hereof, only Robert Taubman and William Taubman are TRG partners who are eligible to receive TRG incentive options. If a non-TRG partner exercises TRG incentive options, the TRG units are automatically converted to shares of Common Stock under the continuing offer and such persons cannot acquire shares of Series B Preferred Stock.

What constitutes a quorum?

     The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the record date will constitute a quorum for all purposes. As of the record date, 81,043,433 shares of Voting Stock were outstanding, consisting of 52,774,536 shares of Common Stock and 28,268,897 shares of Series B Preferred Stock. Broker non-votes (defined below) and proxies received but marked as abstentions or "WITHHOLD AUTHORITY" will be counted as present in determining whether or not there is a quorum.

How do I vote?

     If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. You may also vote via telephone or internet (as indicated on your proxy card). If you attend the annual meeting, you may deliver your completed proxy card in person or vote by ballot. If you own your shares of Common Stock through a broker, trustee, bank or other nominee but want to vote your shares in person, you should also bring with you a proxy or letter from such broker, trustee, bank or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.

Can I change my vote after I return my proxy card?

     You may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the annual meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.

What if I don't vote for some of the items listed on my proxy card?

     If you return your signed proxy card but do not mark selections, the selections not marked will be voted in accordance with the recommendations of the Board of Directors.

     If you hold your Voting Stock in street name through a broker and do not return the proxy card, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable law, brokers have the discretion to vote on routine matters, such as the uncontested election of directors and ratifying the appointment of the Company's independent registered public accounting firm, but do not have discretion to vote on non-routine matters. If the broker does not have discretionary authority to vote on a particular proposal, the absence of votes on that proposal with respect to your Voting Stock will be considered "broker non-votes" with regard to that matter. Voting stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum but the broker non-votes will not be considered votes cast with respect to that proposal.

What does it mean if I receive more than one proxy card?

     It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for all of the proxy cards you receive.

What are the Board's recommendations?

     Unless you give different instructions on the proxy card, the proxy holders will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote:

          for election of the nominated slate of directors (see pages 11 through 18); and

          for ratification of KPMG as the Company's independent registered public accounting firm for 2006 (see page 27).

     With respect to any other matter that properly comes before the annual meeting, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

What vote is required to approve each item?

     ELECTION OF DIRECTORS. Nominees who receive the most votes cast at the annual meeting will be elected as directors. The slate of directors discussed in this Proxy Statement consists of three individuals, one for each director whose term is expiring. A properly signed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted for such director(s) so indicated and will have no effect on the outcome of the vote. Broker non-votes, if any, will be disregarded and will have no effect on the outcome of the vote.

     RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. The affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date will be necessary to ratify the Audit Committee's appointment of KPMG as the Company's independent registered public accounting firm for 2006. Abstentions will have the same effect as a vote against the matter. Although shareholder approval of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not approved by the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date.

     OTHER MATTERS. If any other matter is properly submitted to the shareholders at the annual meeting, its adoption will require the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. The Board of Directors does not propose to conduct any business at the annual meeting other than as stated above.

How can I access the Company's proxy materials and annual report on Form 10-K?

     The Corporate Governance subsection under "Investor Relations" on the Company's website, http://www.taubman.com(1), provides access, free of charge, to Securities and Exchange Commission ("SEC") reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. The reference to our

---------------

(1) The reference to the Company's website address is not intended to function as a hyperlink and, except as specified herein, the information contained on such website is not part of this proxy statement.

website address in this proxy statement is not intended to function as a hyperlink and, except as specified herein, the information contained on such website is not part of this proxy statement. IN ADDITION, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, AS FILED WITH THE SEC, WILL BE SENT TO ANY SHAREHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST SENT TO THE COMPANY'S EXECUTIVE OFFICES: TAUBMAN CENTERS INVESTOR SERVICES, 200 EAST LONG LAKE ROAD, SUITE 300, P.O. BOX 200, BLOOMFIELD HILLS, MICHIGAN 48303-0200.

     You may also read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company, at http://www.sec.gov. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company, at http://www.sec.gov.

Is a registered list of shareholders available?

     The names of shareholders of record entitled to vote at the annual meeting will be available to shareholders entitled to vote at the meeting on Monday, May 15, 2006 at The Townsend Hotel for any purpose reasonably relevant to the meeting.

How do I find out the voting results?

     Preliminary voting results will be announced at the annual meeting, and final voting results will be published in the Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 2006.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                 AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Voting Stock as of March 23, 2006. The share information set forth in the table below (both numbers of shares and percentages) reflects ownership of Common Stock and Series B Preferred Stock, which vote together as a single class; however, the footnotes to the table provide ownership information for the Common Stock and Series B Preferred Stock on a separate basis, including the percentage of the outstanding shares of the separate class that the holder's shares represent. Shares of the Company's 8.30% Series A Cumulative Redeemable Preferred Stock, 8% Series G Cumulative Redeemable Preferred Stock and 7.625% Series H Cumulative Redeemable Preferred Stock are not included in the table as such shares do not have voting rights except in certain limited circumstances. Unless otherwise indicated in the table, each person's address is c/o Taubman Centers, Inc., 200 East Long Lake Road, Suite 300, P. O. Box 200, Bloomfield Hills, Michigan 48303-0200.

                                                              NUMBER OF      PERCENT OF
    DIRECTORS, EXECUTIVE OFFICERS AND 5% SHAREHOLDERS(1)      SHARES(1)      SHARES(1)
    ----------------------------------------------------      ----------     ----------
Robert S. Taubman...........................................   2,815,872(2)      3.4%
William S. Taubman..........................................   1,936,630(3)      2.4%
Lisa A. Payne...............................................     177,675(4)        *
Stephen J. Kieras...........................................       7,456(5)        *
David T. Weinert............................................       4,546(6)        *
Graham T. Allison...........................................       2,561(7)        *
Allan J. Bloostein..........................................       5,335(8)        *
Jerome A. Chazen............................................      11,413(9)        *
Craig M. Hatkoff............................................       3,435(8)        *
Peter Karmanos, Jr. ........................................      51,131(10)       *
William U. Parfet...........................................      13,005(11)       *
A. Alfred Taubman...........................................  22,963,212(12)    28.3%
Cohen & Steers, Inc. and related entities...................   4,819,103(13)     5.9%
  280 Park Avenue, 10th Floor
  New York, New York 10017
LaSalle Investment Management, Inc. and related entity......   4,579,978(14)     5.7%
  200 East Randolph Drive
  Chicago, Illinois 60601
Security Capital Research & Management Inc. and related
  entity....................................................   3,808,960(15)     4.7%
  10 South Dearborn Street, Suite 1400
  Chicago, Illinois 60603
Morgan Stanley and related entity...........................   3,525,478(16)     4.4%
  1585 Broadway
  New York, New York 10036
Stitching Pensioenfonds ABP.................................   3,025,500(17)     3.7%
  Oude Lindestraat 70
  Postbus 2889
  6401 DL Heerlen
  The Netherlands
AEW Capital Management, L.P. and related entities...........   3,008,127(18)     3.7%
  World Trade Center East
  Two Seaport Lane
  Boston, MA 02110

                                                              NUMBER OF      PERCENT OF
    DIRECTORS, EXECUTIVE OFFICERS AND 5% SHAREHOLDERS(1)      SHARES(1)      SHARES(1)
    ----------------------------------------------------      ----------     ----------
Adelante Capital Management, LLC............................   2,661,793(19)     3.3%
  555 12th Street, Suite 2100
  Oakland, CA 94607
The Vanguard Group, Inc.....................................   2,648,880(20)     3.3%
  100 Vanguard Blvd.
  Malvern, PA 19355
Directors and Executive Officers as a Group (13 persons)....   3,165,532(21)     3.9%

---------------

  *  less than 1%

 (1) The Company has relied upon information supplied by certain beneficial owners and upon information contained in filings with the SEC. Each share of Common Stock and Series B Preferred Stock is entitled to one vote. A "5% shareholder" is defined as a holder of five percent of either the Common Stock or Series B Preferred Stock, while "Percent of Shares" provides information on the percentage of voting securities owned on an aggregate basis. Under certain circumstances, the Series B Preferred Stock is convertible into Common Stock at the ratio of 14,000 shares of Series B Preferred Stock for each share of Common Stock (any resulting fractional shares will be redeemed for cash). Except as set forth in note 2 below regarding Units subject to issuance under the Deferral Agreement (as defined below), share figures shown assume that individuals who acquire Units of Partnership Interest in TRG ("Units") upon the exercise of options ("Incentive Options") granted under TRG's 1992 Incentive Option Plan will immediately exchange the newly issued Units for an equal number of shares of Common Stock under the Company's exchange offer (the "Continuing Offer") to certain partners in TRG and holders of Incentive Options. Share figures shown also assume that outstanding Units are not exchanged for Common Stock under the Continuing Offer (to avoid duplication, as a corresponding number of shares of Series B Preferred Stock are held by each holder of Units) and that outstanding shares of Series B Preferred Stock are not converted into Common Stock. As of March 23, 2006, there were 81,043,433 beneficially owned shares of Voting Stock, consisting of 52,774,536 shares of Common Stock and 28,268,897 shares of Series B Preferred Stock.

     References below to shares of Common Stock subject to issuance under the Company's Non-Employee Directors' Deferred Compensation Plan ("Deferred Compensation Plan") refer to restricted stock units granted under the Deferred Compensation Plan. Such restricted units are fully vested at the time of grant but do not have voting rights.

 (2) Consists of (i) 5,925 shares of Series B Preferred Stock that Mr. Robert S. Taubman owns, 1,338,496 shares of Series B Preferred Stock held by R & W-TRG LLC ("R&W"), a company owned by Mr. Taubman and his brother, William
     S. Taubman, and 871,262 shares of Series B Preferred Stock subject to issuance under the Deferral Agreement (as defined and described below) (in the aggregate, 7.6% of the Series B Preferred Stock), and (ii) 550,000 shares of Common Stock owned by R&W, 33,068 shares of Common Stock that Mr. Taubman has the right to receive upon the exercise and conversion of Incentive Options that will vest within 60 days of the record date, and 17,121 shares of Common Stock owned by his wife and children for which Mr. Taubman disclaims any beneficial interest (in the aggregate, 1.1% of the Common Stock). To avoid duplication, excludes 5,925 Units that Mr. Robert
     S. Taubman owns, 1,338,496 Units held by R&W and 871,262 Units subject to issuance under the Deferral Agreement. Also excludes all shares of Voting Stock held by TRA Partners ("TRAP"), Taubman Realty Ventures ("TRV"), Taub-Co Management, Inc. ("Taub-Co"), TG Partners Limited Partnership ("TG") and TG Acquisitions ("TGA"), because Mr. Taubman has no voting or dispositive control over such entities' assets (see note 12 below). Mr. Taubman disclaims any beneficial interest in the Voting Stock and Units held by R&W or the other entities described in the previous sentence beyond his pecuniary interest in R&W or the other entities. Pursuant to an Option Deferral Agreement entered into in December 2001 among The Taubman Company LLC (the "Manager"), TRG and Mr. Taubman (the "Deferral Agreement"), Mr. Taubman deferred his right to receive 871,262 Units (the "Deferred Units") pursuant to an incentive option granted to Mr. Taubman in 1992 that Mr. Taubman exercised during 2002. Until the Deferred Units are distributed in full, Mr. Taubman will receive distribution equivalents on the Deferred Units in the form of cash payments as and when TRG makes distributions on actual Units outstanding. Beginning with the earlier of Mr. Taubman's cessation of employment for any reason or the ten-year anniversary of the date of exercise, the Deferred Units will be paid to Mr. Taubman in ten annual installments. The Deferral Agreement will terminate and the Deferred Units will be paid to Mr. Taubman in a single distribution upon a "change in control" of TRG if followed by Mr. Taubman's termination of employment within six months of such "change of control."

 (3) Consists of (i) 5,925 shares of Series B Preferred Stock that Mr. William
     S. Taubman owns, and 1,338,496 shares of Series B Preferred Stock held by R&W (in the aggregate, 4.8% of the Series B Preferred Stock), and (ii) 550,000 shares of Common Stock owned by R&W, 16,609 shares of Common Stock that Mr. Taubman has the right to receive upon the exercise and conversion of Incentive Options that will vest within 60 days of the record date, and 25,600 shares of Common Stock owned by his children and for which Mr. Taubman disclaims any beneficial interest (in the aggregate, 1.1% of the Common Stock). To avoid duplication, excludes 5,925 Units that Mr. William
     S. Taubman owns and 1,338,496 Units held by R&W. Also excludes all shares of Voting Stock held by TRAP, TRV, Taub-Co, TG or TGA because Mr. Taubman has no voting or dispositive control over such entities' assets (see note 12 below). Mr. Taubman disclaims any beneficial interest in the Voting Stock and Units held by R&W and the other entities described in the previous sentence beyond his pecuniary interest in R&W and the other entities.

 (4) Consists of 160,002 shares of Common Stock and 17,673 shares of Common Stock that Ms. Payne has the right to receive upon the exercise and conversion of Incentive Options that will vest within 60 days of the record date (in the aggregate, less than 1.0% of the Common Stock).

 (5) Consists of 3,091 shares of Common Stock which Mr. Kieras may be deemed to own through his investment in the Taubman Centers Stock Fund, one of the investment options under the Company's 401(k) Plan, and 4,365 shares of Common Stock that Mr. Kieras has the right to receive upon the exercise and conversion of Incentive Options that will vest within 60 days of the record date (in the aggregate, less than 1.0% of the Common Stock).

 (6) Consists solely of 4,546 shares of Common Stock which Mr. Weinert has the right to receive upon the exercise and conversion of Incentive Options that will vest within 60 days of the record date (less than 1.0% of the Common Stock).

 (7) Consists of 1,430 shares of Common Stock and 1,131 shares of Common Stock subject to issuance under the Deferred Compensation Plan (in the aggregate, less than 1.0% of the Common Stock). See Note 6 of "Securities Authorized For Issuance Under Equity Compensation Plans" below for a description of the Deferred Compensation Plan.

 (8) Consists solely of shares of Common Stock (less than 1.0% of the Common Stock).

 (9) Consists of 10,000 shares of Common Stock and 1,413 shares of Common Stock subject to issuance under the Deferred Compensation Plan (in the aggregate, less than 1.0% of the Common Stock). Excludes 15,000 shares of Series A Preferred Stock owned by Mr. Chazen, 4,214 shares of Series A Preferred Stock owned by his wife, and 19,500 shares of Series A Preferred Stock owned by his children and for which Mr. Chazen disclaims any beneficial ownership.

(10) Consists of 50,000 shares of Common Stock and 1,131 shares of Common Stock subject to issuance under the Deferred Compensation Plan (in the aggregate, less than 1.0% of the Common Stock).

(11) Consists of 12,645 shares of Common Stock and 360 shares of Common Stock subject to issuance under the Deferred Compensation Plan (in the aggregate, less than 1.0% of the Common Stock).

(12) Includes 100 shares of Common Stock owned by Mr. A. Alfred Taubman's revocable trust and 186,837 shares of Common Stock held by TRAP (in the aggregate, less than 1.0% of the Common Stock). Mr. Taubman's trust is the managing general partner of TRAP and has the sole authority to vote and dispose of the Common Stock held by TRAP. Also includes 9,875 shares of Series B Preferred Stock held by Mr. Taubman's trust, 17,699,879 shares of Series B Preferred Stock owned by TRAP,

     4,605,361 shares of Series B Preferred Stock owned by TG, 445,191 shares of Series B Preferred Stock held by TGA, 11,011 shares of Series B Preferred Stock owned by TRV, and 4,958 shares of Series B Preferred Stock held by Taub-Co. (in the aggregate 80.6% of the Series B Preferred Stock) To avoid duplication, excludes TRG units of the same amount as Series B Preferred Stock held by such entities. The sole holder of voting shares of Taub-Co is Taub-Co Holdings Limited Partnership, of which Mr. Taubman's trust is the managing general partner, and therefore Mr. Taubman may be deemed to be the beneficial owner of the shares of Series B Preferred Stock held by Taub-Co. Mr. Taubman disclaims beneficial ownership of any shares of Series B Preferred Stock held by Taub-Co beyond his pecuniary interest in Taub-Co. Mr. Taubman, through control of the managing partner of each of TRV (through Mr. Taubman's trust), TG and TGA, also has sole authority to vote and (subject to certain limitations) dispose of the shares of Series B Preferred Stock held by TRV and TG and TGA, respectively, and therefore Mr. Taubman may be deemed to be the beneficial owner of all of the shares of Series B Preferred Stock held by TRV, TG and TGA. Mr. Taubman disclaims beneficial ownership of any shares of Series B Preferred Stock held by TRV, TG and TGA beyond his pecuniary interest in those entities.

(13) Pursuant to Schedule 13G/A filed on February 13, 2006. Consists solely of shares of Common Stock (9.1% of the Common Stock).

(14) Pursuant to Schedule 13G/A filed on February 14, 2006. Consists solely of shares of Common Stock (8.7% of the Common Stock).

(15) Pursuant to Schedule 13G/A filed on February 15, 2006. Consists solely of shares of Common Stock (7.2% of the Common Stock) held on behalf of other persons, none of which holds more than 5% of the Common Stock.

(16) Pursuant to Schedule 13G/A filed on February 15, 2006. Consists solely of shares of Common Stock (6.7% of the Common Stock) held on behalf of various investment advisory clients, none of which holds more than 5% of the Common Stock.

(17) Pursuant to Schedule 13G/A filed on February 14, 2006. Consists solely of shares of Common Stock (5.7% of the Common Stock).

(18) Pursuant to Schedule 13G/A filed on February 13, 2006. Consists solely of shares of Common Stock (5.7% of the Common Stock).

(19) Pursuant to Schedule 13G filed on February 14, 2006. Consists solely of shares of Common Stock (5.0% of the Common Stock) held on behalf of clients.

(20) Pursuant to Schedule 13G filed on February 13, 2006. Consists solely of shares of Common Stock (5.0% of the Common Stock).

(21) Consists of an aggregate of (i) 847,871 shares of Common Stock, 92,019 shares of Common Stock that such persons have the right to receive upon the exercise and conversion of Incentive Options that have vested or will vest within 60 days of the record date, and 4,035 shares of Common Stock subject to issuance under the Directors' Deferred Compensation Plan (in the aggregate, 1.8% of the Common Stock), and (ii) 1,350,346 shares of Series B Preferred Stock and 871,262 shares of Series B Preferred Stock subject to issuance under the Deferral Agreement (see Note 2 above) (in the aggregate, 7.6% of the Series B Preferred Stock).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities ("insiders") file reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to the Company. Based on the Company's review of the insiders' forms furnished to the Company and representations made by the Company's officers and directors, no insider failed to file on a timely basis a Section 16(a) form with respect to any transaction in the Company's equity securities, except that (i) Jerome Chazen filed one Form 4, reporting a total of five transactions, late,
(ii) Robert Taubman filed one Form 4, reporting a total of two transactions, late, (iii) William Taubman filed one Form 4, reporting a total of two transactions, late, and (iv) William Parfet filed his Form 3 late.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The following table sets forth certain information regarding the Company's equity compensation plans as of December 31, 2005:

                                                              WEIGHTED-AVERAGE    NUMBER OF SECURITIES REMAINING
                                 NUMBER OF SECURITIES TO BE   EXERCISE PRICE OF   AVAILABLE FOR FUTURE ISSUANCES
                                  ISSUED UPON EXERCISE OF        OUTSTANDING        UNDER EQUITY COMPENSATION
                                    OUTSTANDING OPTIONS,      OPTIONS, WARRANTS    PLANS (EXCLUDING SECURITIES
                                    WARRANTS AND RIGHTS          AND RIGHTS          REFLECTED IN COLUMN (A))
         PLAN CATEGORY                      (A)                      (B)                       (C)
         -------------           --------------------------   -----------------   ------------------------------
Equity compensation plan                                           $30.13(4)                2,738,944(5)
  approved by security
  holders(1)(2)................           991,043(3)
Equity compensation plans not                                          --(7)                       --(8)
  approved by security
  holders(6)...................             2,506
                                          -------                  ------                   ---------
     Total.....................           993,549                  $30.13                   2,738,944
                                          =======                  ======                   =========

---------------

(1) Consists of TRG's 1992 Incentive Option Plan, as amended, and the Company's The Taubman Company 2005 Long-Term Incentive Plan. Under the 1992 Incentive Option Plan, employees receive Units of Partnership Interest in TRG upon the exercise of their vested options, and each Unit can be converted into one share of Common Stock under the Continuing Offer. Under The Taubman Company 2005 Long-Term Incentive Plan, employees receive restricted stock units, which represent the right to one share of Common Stock upon vesting. The Taubman Centers, Inc. Non-Employee Directors' Stock Grant Plan was also approved by security holders, but is not included in the table above because issuances under such plan consist of stock grants with no exercise price and such plan does not have a limit on the aggregate number of shares that can be issued thereunder. Under the Taubman Centers, Inc. Non-Employee Directors' Stock Grant Plan, non-employee directors receive grants of Common Stock on a quarterly basis having a value of $3,750.

(2) No options were exercised, and 233,418 options were granted, between January 1, 2006 and March 23, 2006. 1,732 restricted stock units vested, and 122,658 restricted stock units were granted, between January 1, 2006 and March 23, 2006. Therefore, as of March 23, 2006, the total number of shares in column
    (a) would be 1,347,119, and the total number of shares in column (c) would be 2,382,868. As of March 23, 2006, the outstanding options had a weighted average exercise price of $32.34.

(3) Consists of 852,139 outstanding options under the 1992 Incentive Option Plan and 138,904 restricted stock units under The Taubman Company 2005 Long-Term Incentive Plan.

(4) Excludes restricted stock units issued under The Taubman Company 2005 Long-Term Incentive Plan because they are converted into Common Stock on a one-for-one basis at no additional cost.

(5) Consists of 1,377,848 options available for issuance under the 1992 Incentive Option Plan and 1,361,096 restricted stock units available for issuance under The Taubman Company 2005 Long-Term Incentive Plan.

(6) Consists of the Company's Non-Employee Directors' Deferred Compensation Plan, which was approved by the Board in May 2005. The Deferred Compensation Plan gives each non-employee director of the Company the right to defer the receipt of all or a portion of his or her annual director retainer until the termination of such director's service on the Board and for such deferred compensation to be denominated in restricted stock units. The number of restricted stock units received equals the deferred retainer fee divided by the fair market value of the common stock on the business day immediately before the date the director would otherwise have been entitled to receive the retainer fee. The restricted stock units represent the right to receive equivalent shares of Common Stock at the end of the deferral period. During the deferral period, when the Company pays cash dividends on the Common Stock, the directors' deferral accounts are credited with dividend equivalents on their deferred restricted stock units, payable in additional restricted stock units based on the then-fair market value of the Common Stock. Each Director's account is 100% vested at all times.

    In addition, the table does not reflect the Company's 401K savings plan, which permits employees to invest in the Taubman Centers Stock Fund.

(7) The restricted stock units are excluded because they are converted into Common Stock on a one-for-one basis at no additional cost.

(8) The number of securities available for future issuance is unlimited and will reflect whether non-employee directors elect to defer all or a portion of their annual retainers.

                        ITEM 1 -- ELECTION OF DIRECTORS

     The Board of Directors currently consists of nine members serving three-year staggered terms. Three directors are to be elected at the annual meeting to serve until the annual meeting of shareholders in 2009. The Board of Directors recommends that the shareholders vote FOR each of the three directors listed below that stand for election.

     Each of the nominees has consented to serve a three-year term. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board's substitute nominee. Additional information regarding the nominees, the directors whose terms are not expiring, and management of the Company is contained under the caption "Management" below.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors currently consists of nine members divided into three classes serving staggered terms. Under the Company's Restated Articles of Incorporation, a majority of the Company's directors must not be officers or employees of the Company or its subsidiaries. Officers of the Company serve at the pleasure of the Board.

     The directors, executive officers and nominees for director of the Company are as follows:

                                                                                                  TERM
          NAME            AGE                                TITLE                               ENDING
          ----            ---                                -----                               ------
Graham T. Allison(1)....  66    Director                                                          2006
Peter Karmanos,           63    Director                                                          2006
  Jr.(1)................
William S. Taubman(1)...  47    Chief Operating Officer and Director                              2006
Allan J. Bloostein......  76    Director                                                          2007
Jerome A. Chazen........  79    Director                                                          2007
Craig M. Hatkoff........  52    Director                                                          2007
Robert S. Taubman.......  52    Chairman of the Board, President and                              2008
                                Chief Executive Officer
Lisa A. Payne...........  47    Vice Chairman, Chief Financial Officer and Director               2008
William U. Parfet.......  59    Director                                                          2008
Esther R. Blum..........  51    Senior Vice President, Controller and Chief Accounting Officer
Stephen J. Kieras.......  52    Senior Vice President, Development of
                                The Taubman Company LLC
David T. Weinert........  46    Senior Vice President, Leasing of
                                The Taubman Company LLC
Robert R. Reese.........  42    Senior Vice President, Chief Administrative Officer of
                                The Taubman Company LLC

---------------

(1) Standing for re-election to a three-year term.

     Graham T. Allison is the Douglas Dillon Professor of Government at Harvard University and a director of CDC Nvest Funds. Mr. Allison has been a director of the Company since 1996 and previously served on the Board from 1992 until 1993, when he became the United States Assistant Secretary of Defense.

     Peter Karmanos, Jr. is the founder, and has served as a director since the inception, of Compuware Corporation, a global provider of software solutions and professional services headquartered in Detroit, Michigan. Mr. Karmanos has served as Compuware's Chairman since November 1978, and as its Chief

Executive Officer since July 1987. Mr. Karmanos serves as a director of Worthington Industries, Inc. and served as a director of Adherex Technologies, Inc. (listed on the Toronto Stock Exchange) through July 15, 2005. Mr. Karmanos has been a director of the Company since 2000.

     William S. Taubman is the Chief Operating Officer of the Company, appointed in 2005, and served as Executive Vice President of the Company from 1994 to 2005. Mr Taubman is also the Executive Vice President of the Manager, a position he has held since 1994. Mr. Taubman has also been a director of the Company since 2000. His responsibilities include the overall management of the development, leasing, and center operations functions. He held various other positions with the Manager prior to 1994. Mr. Taubman is the brother of Robert
S. Taubman.

     Allan J. Bloostein is a former Vice Chairman of The May Department Stores Company and the President of Allan J. Bloostein Associates, and serves as a consultant in retail and consumer goods marketing. Mr. Bloostein was, until his retirement during 2000, a director of CVS Corporation, which operates the CVS Pharmacy chain, and is a director emeritus of certain mutual fund companies in a Smith Barney Fund Family. Mr. Bloostein has been a director of the Company since 1992.

     Jerome A. Chazen has been the Chairman of Chazen Capital Partners, a private investment company, since 1996. Mr. Chazen is also the Chairman Emeritus of Liz Claiborne, Inc., a company he founded with four other partners in 1976. He also serves as a board member, executive or trustee for numerous educational and charitable organizations. Mr. Chazen has been a director of the Company since 1992.

     Craig M. Hatkoff served as Vice Chairman of Capital Trust, Inc., a real estate investment management company listed on the New York Stock Exchange and one of the largest dedicated real estate mezzanine lenders, from 1997 to 2000. He has also served on the Board of Directors of Capital Trust since July 1997. From 2002-2005, Mr. Hatkoff was a trustee of the New York City School Construction Authority, the agency responsible for the construction of all public schools in New York City. Mr. Hatkoff is a co-founder of the Tribeca Film Festival. Mr. Hatkoff is also Chairman of Turtle Pond Publications LLC, which is active in children's publishing and entertainment and is a private investor in other entrepreneurial ventures. Prior to joining Capital Trust, Inc., Mr. Hatkoff was a founder and a managing partner of Victor Capital Group, L.P., from 1989 until its acquisition in 1997 by Capital Trust, Inc. Mr. Hatkoff has been a director of the Company since 2004.

     Robert S. Taubman is the Chairman of the Board, and President and Chief Executive Officer of the Company and the Manager, which is a subsidiary of TRG. Mr. Taubman has been Chairman since December 2001 and President and CEO since 1990. Mr. Taubman has been a director of the Company since 1992. Mr. Taubman is also a director of Comerica Bank and of Sotheby's Holdings, Inc., the international art auction house. He is also a member of the United States Department of Commerce Travel and Tourism Promotion Advisory Board, a director of the Real Estate Roundtable, a Trustee of the Urban Land Institute, a former trustee of the International Council of Shopping Centers, and a member of the Board of Governors of the National Association of Real Estate Investment Trusts. Mr. Taubman is the brother of William S. Taubman.

     Lisa A. Payne is the Chief Financial Officer and Vice Chairman of the Company, as appointed in 2005, and previously served as the Executive Vice President and the Chief Financial and Administrative Officer of the Company from 1997 to 2005. Ms. Payne has been a director of the Company since 1997. Prior to joining the Company in 1997, Ms. Payne was a vice president in the real estate department of Goldman, Sachs & Co., where she held various positions between 1986 and 1996. Ms. Payne serves as a trustee of Munder Series Trust and Munder Series Trust II.

     William U. Parfet is currently chairman and chief executive officer of MPI Research, a Michigan-based, privately-held research laboratory conducting risk assessment toxicology studies. From 1993 to 1996, he served as president & chief executive officer of Richard-Allan Medical Industries (now Fisher Scientific), a worldwide manufacturer of surgical and laboratory products. Prior to that, he had served in a variety of positions at The Upjohn Company, a pharmaceutical company, most recently as Vice Chairman of the Board. He currently serves on the boards of Monsanto Company, where he chairs the Audit Committee, PAREXEL, and Stryker Corporation, where he is the lead director and chairs the Audit Committee. Mr. Parfet has been a director of the Company since 2005.

     Esther R. Blum is a Senior Vice President, the Controller, and Chief Accounting Officer of the Company, a position she has held since 1999. Ms. Blum became a Vice President of the Company in January 1998, when she assumed her current principal functions. Between 1992 and 1997, Ms. Blum served as the Manager's Vice President of Financial Reporting and served the Manager in various other capacities between 1986 and 1992.

     Stephen J. Kieras is Senior Vice President, Development of The Taubman Company LLC, a position he has held since September 2004. Mr. Kieras was a Group Vice President, Development of The Taubman Company LLC from 2001 to September 2004, a Vice President, Development from 1998 to 2001 and a Director, Development from 1990, when he joined The Taubman Company LLC, to 1998.

     David T. Weinert is Senior Vice President, Leasing of The Taubman Company LLC, a position he has held since July 2004. Mr. Weinert was a Group Vice President, Leasing of The Taubman Company LLC from 2001 to July 2004, a Vice President heading leasing for The Taubman Company LLC's western region based in San Francisco from 1992 to 2001 and served The Taubman Company LLC's leasing department in various other capacities between 1986 and 1992.

     Robert R. Reese is Senior Vice President, Chief Administrative Officer of The Taubman Company LLC, a position he has held since June 2005. Mr. Reese was Senior Vice President, Strategy and Business Performance of The Taubman Company LLC from 2004 to June 2005. Prior to joining Taubman, Mr. Reese was a partner in the Chicago-based management consulting firm of RNW Consulting from 1998 to 2004, where he advised Taubman on a range of corporate performance initiatives. Earlier in his career he served as a senior manager with Accenture and a vice president at Citibank.

THE BOARD OF DIRECTORS AND COMMITTEES

     During 2005, the Board consisted of nine directors, held four meetings and acted once by unanimous written consent. The table below sets forth the membership and meeting information for the four standing committees of the Board in 2005(1):

                                                                       NOMINATING AND
                                                                         CORPORATE
                   NAME                       AUDIT     COMPENSATION     GOVERNANCE     EXECUTIVE
                   ----                      --------   ------------   --------------   ---------
Graham T. Allison.........................      X            --              --            X
Peter Karmanos, Jr. ......................      X            X               --            --
William S. Taubman........................      --           --              --            --
Allan J. Bloostein........................      X            --           Chairman         X
Jerome A. Chazen..........................   Chairman        X               X             --
Craig M. Hatkoff..........................      X         Chairman           X             --
Robert S. Taubman.........................      --           --              --         Chairman
Lisa A. Payne.............................      --           --              --            --
William U. Parfet(2)......................      --           --              --            --
  Meetings................................      7            3               10            1
  Action by Unanimous Written Consent.....      --           --              --            1

---------------

(1) On March 8, 2006, the Board changed the composition of the four standing committees. As of March 23, 2006, the committees now consist of the following directors: (1) Audit -- Messrs. Chazen (Chairman), Hatkoff and Parfet; (2) Compensation -- Messrs Hatkoff (Chairman), Chazen and Karmanos, Jr.; (3) Nominating and Corporate Governance -- Messrs. Bloostein (Chairman), Allison and Parfet; and (4) Executive -- Messrs. R. Taubman (Chairman), Allison and Bloostein.

(2) Mr. Parfet became a director in December 2005, and joined the Audit Committee in March 2006.

     The Company's Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Allison, Bloostein, Chazen, Hatkoff, Karmanos and Parfet are "independent" from management, as defined by the rules adopted by the SEC, the New York Stock Exchange listing requirements and the Company's Corporate Governance Guidelines. To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the categorical and other criteria for independence set forth in the Company's Corporate Governance Guidelines.

     The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors. During 2005, all directors attended at least 75%, in aggregate, of the meetings of the Board of Directors and all committees of the Board on which they served, except Mr. Parfet who joined the Board in December 2005. Directors are expected to attend all meetings, including the annual meeting of shareholders, and it is the Company's policy to schedule a meeting of the Board of Directors on the date of the annual meeting of shareholders. All members of the Board in 2005, except Mr. Parfet (who was not a director of the Company at such time), attended last year's annual meeting. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the Chief Executive Officer and other members of management on matters that affect the Company.

     Non-management directors hold regularly scheduled executive sessions in which non-management directors meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board of Directors. Each meeting, the position of presiding director is rotated in alphabetical order among the non-management directors. For more information regarding the Company's Board of Directors and other corporate governance procedures, see "Corporate Governance" below. For information on how you can communicate with the Company's non-management directors, including the presiding director, see "Communicating with the Board" below.

     Audit Committee. The Audit Committee is responsible for providing independent, objective oversight and review of the Company's auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company's internal audit function. In addition, the Audit Committee engages the independent registered public accounting firm. See "Report of the Audit Committee." A copy of the Audit Committee's charter can be found on the Company's website, www.taubman.com, in the Corporate Governance subsection of the Investor Relations page ("Corporate Governance Section").

     Each of the directors on the Audit Committee is financially literate. The Board of Directors has determined that Mr. Parfet qualifies as an "audit committee financial expert" within the meaning of SEC regulations and that he has the accounting and related financial management expertise required by the NYSE listing requirements.

     Compensation Committee. The Compensation Committee's primary responsibility is to review the compensation and employee benefit policies applicable to employees of The Taubman Company LLC (the "Manager") and, in particular, senior management. See "Compensation Committee Report on Executive Compensation." The Compensation Committee's charter is posted at www.taubman.com in the Corporate Governance Section.

     Executive Committee. The Executive Committee has the authority to exercise many of the functions of the full Board of Directors between meetings of the Board.

     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending director nominees for each Board committee, other than vacancies for which holders of the Series B Preferred Stock are entitled to propose nominees. In recommending candidates to the Board, and as part of the selection and nomination process, the Nominating and Corporate Governance Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The process also seeks to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the

Company's business. The Company also requires that independent directors comprise a majority of the Board, and the nominee must not serve on more than five other public company boards.

     The committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company's current directors and management. In 2005, the Nominating and Corporate Governance Committee engaged Highland Partners to assist the committee in identifying nominees for an open position on the Board. Mr. Parfet was introduced to the committee as a candidate for the Board position by Robert Taubman, who was an acquaintance of Mr. Parfet. The committee spent nearly a year evaluating numerous candidates and conducting interviews before finally choosing to nominate Mr. Parfet.

     The Nominating and Corporate Governance Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis to the Secretary of the Company and are in accordance with the Company's by-laws. The committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. The Company did not receive any timely nominations of directors by shareholders for the 2006 annual meeting of shareholders.

     Under the Company's by-laws, shareholders must follow an advance notice procedure to nominate candidates for election as directors (or to bring other business before an annual meeting). Under these procedures, a shareholder that proposes to nominate a candidate for director or propose other business at the annual meeting of shareholders, must give the Company written notice of such nomination or proposal not less than 60 days and not more than 90 days prior to the first anniversary of the preceding year's annual meeting; if, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be delivered not less than 60 days and not more than 90 days prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company. The notice must include:

     - the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC's proxy rules in the event of an election contest;

     - the name and address of the shareholder making the nomination;

     - the class and number of shares of Company stock that the nominating shareholder owns; and

     - the consent of each nominee to serve as a director if elected.

     The Nominating and Corporate Governance Committee is also responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company and overseeing governance issues.

     A copy of the charter for the Nominating and Corporate Governance Committee is available on the Company's web site, www.taubman.com, in the Corporate Governance Section.

COMPENSATION OF DIRECTORS

     During 2005, the Company paid directors who are neither employees nor officers of the Company or its subsidiaries an annual fee of $35,000 and a meeting fee of $1,000 for each Board or committee meeting attended. In addition, the chair of the audit, compensation and nominating and corporative governance committees received an annual fee of $12,500, $7,500 and $2,500, respectively. Furthermore, directors who are neither employees nor officers of the Company or its subsidiaries each received shares of Common Stock having a fair market value of $3,750 each quarter (in advance) as part of their annual retainer pursuant to the Taubman Centers, Inc. Non-Employee Directors' Stock Grant Plan; however, certain of such directors deferred the receipt of such shares in accordance with the Non-Employee Directors' Deferred Compensation Plan. See Note 6 of "Securities Authorized For Issuance Under Equity Compensation Plans" above for a description of such deferred compensation plan. In 2005, the Company paid fees, in cash and stock, in the aggregate amount of: (i) $54,500 to Mr. Allison, (ii) $70,000 to Mr. Bloostein, (iii) $86,000 to Mr. Chazen,

(iv) $75,000 to Mr. Hatkoff and (v) $53,500 to Mr. Karmanos, for their services as directors of the Company. Mr. Parfet did not receive any cash or shares of common stock in 2005 under the Company's stock grant plan.

     Members of the Board of Directors who are employees or officers of the Company or any of its subsidiaries do not receive any compensation for serving on the Board of Directors or any committees thereof.

     The Company reimburses all directors for expenses incurred in attending meetings or performing their duties as directors.

CORPORATE GOVERNANCE

     The Board of Directors has adopted Corporate Governance Guidelines, a copy of which can be found at the Company's web site, www.taubman.com, in the Corporate Governance Section. These guidelines address, among other things, a director's responsibilities, qualifications, including independence, compensation and access to management and advisors. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing these guidelines and recommending to the Board any changes to the guidelines.

     The Board also has adopted a Code of Business Conduct and Ethics (the "Code"), which sets out basic principles to guide the actions and decisions of all of the Company's employees, officers and directors. The Code, also available at the Company's web site in the Corporate Governance Section, covers topics such as honesty, integrity, conflicts of interest, compliance with laws, corporate opportunities, and confidentiality, as well as numerous other topics. Waivers of the Code are discouraged, but any waiver that relates to the Company's executive officers or directors may only be made by the Board or a Board committee and will be publicly disclosed on the Company's website in the Corporate Governance Section.

     The Company is required to comply with the NYSE listing standards applicable to corporate governance and on May 20, 2005, the Company timely submitted to the NYSE the Annual CEO Certification, pursuant to Section 303A.12 of the NYSE's listing standards, whereby the Chief Executive Officer of the Company, Robert S. Taubman, certified that he is not aware of any violation by the Company of the NYSE's corporate governance listing standards as of the date of the certification. In addition, the Company has filed with the SEC, as exhibits to its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005, respectively, and its Annual Report on Form 10-K for the year ended December 31, 2005, certifications by the Company's CEO and CFO in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

     A copy of the Company's committee charters, Code of Business Conduct and Ethics and Corporate Governance Guidelines will be sent to any shareholder, without charge, upon written request sent to the Company's executive offices:
Taubman Centers Investor Services, 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303-0200.

COMMUNICATING WITH THE BOARD

     Any shareholder or interested party, who wishes to communicate with the Board or any specific director, including non-management directors, the presiding director, or committee members, may write to:

                             Taubman Centers, Inc.
                            Attn: Board of Directors
                       200 East Long Lake Road, Suite 300
                                  P.O. Box 200
                     Bloomfield Hills, Michigan 48303-0200

     Depending on the subject matter of the communication, management will:

     - forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Audit Committee will be forwarded unopened directly to the Chairman);

     - attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board, or an individual member, e.g. the communication is a request for information about the Company or is a stock-related matter; or

     - not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

     To submit concerns regarding accounting matters, shareholders and other interested persons may also call the Company's toll free, confidential hotline number published at www.taubman.com in the Corporate Governance Section in the document entitled, "Procedures for Submitting Concerns About the Company's Accounting and Auditing Matters." Employees may submit such concerns on a confidential and anonymous basis.

     Communications will be made available to directors at any time upon their request.

RELATED PARTY TRANSACTIONS

     The Manager is the manager of the SunValley Shopping Center in Contra Costa County, California, and has been the manager since its development. TRG owns a 50% general partnership interest in SunValley Associates, a California general partnership, which owns the center. The other 50% partner is an entity owned and controlled by Mr. A. Alfred Taubman, the Company's largest shareholder, former Chairman of the Board of Directors and the father of Robert and William Taubman. SunValley's partnership agreement names TRG as the managing general partner and provides that so long as TRG has an ownership interest in the property, the Manager will remain its manager and leasing agent.

     A. Alfred Taubman and certain of his affiliates receive various property management services from the Manager. For such services, Mr. A. Taubman and affiliates paid the Manager approximately $1.6 million in 2005.

     During 2005, the Manager paid approximately $1.9 million in rent and operating expenses for office space in the building in which the Manager maintains its principal offices and in which A. Alfred Taubman, Robert S.Taubman and William S. Taubman have financial interests. The office lease, which was renewed in 2004, effective May 1, 2005 terminates in April 2015. The lease also provides for a five year renewal option at the end of the term. During 2005, the Manager had an option to reduce the amount of space leased by up to 19% but elected not to do so. The Manager also has an option to surrender an additional 10% of space in 2010. Effective May 1, 2005, the first year annual rent is $1.4 million, the second to fifth years' rent will be $2.4 million per year and the sixth to tenth years' rent will be $2.6 million per year. The Manager received an allowance in 2005 for $3.4 million based upon the actual amount of space leased. In 2006, the Manager will receive an additional allowance of $368,000 based upon the square footage not surrendered in 2005.

     The Taubman Asset Group, an entity which manages the personal assets of, and provides administrative services to, the Taubman family, including A. Alfred Taubman (collectively, the "Taubman Family"), utilize a portion of the Manager's Bloomfield Hills, Michigan offices and a portion of the Manager's New York offices. For the use of the office space, they paid the Manager approximately $235,000 in 2005, representing their pro rata share of the total occupancy costs. In addition, Taubman Asset Group also paid the Manager approximately $326,000 for their pro rata share of office renovation costs. The Taubman Asset Group also received approximately $214,000 as their share of the allowance. In addition, employees of the Taubman Asset Group, A. Alfred Taubman and certain employees of members of the Taubman Family and other affiliated companies of the Taubman Family were enrolled in the benefit program of the Manager. For participation in the Manager's benefit program, participants paid the Manager approximately $720,000 in 2005, representing 100% reimbursement of the costs associated with their employees' participation in the benefit program plus a 15% administrative fee. Offsetting this expense is a $144,000 refund paid, by the Manager, due to a health and dental surplus as a result of lower claims. This refund was calculated based on their share of participating employees' in the benefit program. The Manager leases a corporate jet for business use and was reimbursed approximately $273,000 in 2005 by the Taubman Family for incidental personal use of the corporate jet, representing 100% of the incremental costs of such use.

     During 1997, TRG acquired an option to purchase certain real estate on which TRG was exploring the possibility of developing a shopping center. A. Alfred Taubman, Robert S. Taubman and William S. Taubman have a financial interest in the optionor. Through December 31, 2000, TRG made payments of $450,000 under the option agreement, but in 2000, TRG decided not to go forward with the project. Pursuant to an agreement between TRG and the optionor, TRG is to be reimbursed at the time of sale or lease of the real estate for $350,000 in project costs, and upon receipt of such amount, the option will be terminated. As of the date hereof, TRG has received $342,000 in connection with such reimbursement obligations.

     The Audit Committee reviews business transactions between the Company and its subsidiaries and related parties to ensure that the Company's involvement in such transactions, including those described above, is on arm's length terms.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board is responsible for providing independent, objective oversight and review of the Company's accounting functions and internal controls. The Audit Committee acts under a written charter, a copy of which was attached as Appendix A to the Company's 2004 Proxy Statement and which is also available at www.taubman.com in the Corporate Governance Section. Each of the members of the Audit Committee is independent as independence for audit committee members is defined by the rules adopted by the SEC, the New York Stock Exchange and the Company's Corporate Governance Guidelines. An Audit Committee member may not simultaneously serve on more than two other audit committees of public companies.

     The responsibilities of the Audit Committee include engaging an accounting firm to be the Company's independent registered public accounting firm. Additionally, and as appropriate, the Audit Committee reviews and evaluates, and discusses and consults with management, internal audit personnel and the independent registered public accounting firm on matters which include the following:

     - the plan for, and the independent registered public accounting firm's report on, each audit of the Company's financial statements;

     - the Company's quarterly and annual financial statements contained in reports filed with the SEC or sent to shareholders;

     - changes in the Company's accounting practices, principles, controls or methodologies, or in its financial statements;

     - significant developments in accounting rules;

     - the adequacy of the Company's internal accounting controls, and accounting, financial and auditing personnel; and

     - the continued independence of the Company's independent registered public accounting firm and the monitoring of any engagement of the independent registered public accounting firm to provide non-audit services.

     The Audit Committee is responsible for recommending to the Board that the Company's financial statements be included in the Company's annual report. The Committee took a number of steps in making this recommendation for 2005. First, the Audit Committee discussed with KPMG, the Company's independent registered public accounting firm for 2005, those matters required to be communicated and discussed between an issuer's independent registered public accounting firm and its audit committee under applicable auditing standards, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with KPMG its independence and received a letter from KPMG concerning such independence as required under applicable independence standards for independent registered public accounting firms of public companies. This discussion and disclosure informed the Audit Committee of KPMG's independence, and assisted the Audit Committee in evaluating such independence.

Finally, the Audit Committee reviewed and discussed, with management and KPMG (with regard to 2004 and 2005 only), the Company's audited consolidated balance sheets for December 31, 2005 and 2004, and consolidated statements of operations, cash flows and shareowners' equity for the two years ended December 31, 2005. The Company's principal accountant in 2003 was Deloitte & Touche LLP. Based on the discussions with KPMG concerning the audits, the independence discussions, and the financial statement review and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board (and the Board agreed) that these financial statements be included in the Company's 2005 Annual Report on Form 10-K.

     AUDIT FEES. The Company was billed $1,148,141 and $963,500 by KPMG for Audit Services in 2005 and 2004, respectively. "Audit Services" consist of professional services rendered by the Company's principal accountant for the audits of the Company's annual financial statements and management's assessment of the Company's internal control over financial reporting, review of the financial statements included in the Company's quarterly reports on Form 10-Q and services that are normally provided by the accountant in connection with these filings. This includes $593,000 and $546,000 in 2005 and 2004, respectively, related to individual shopping center audit reports and accounting consultations and $42,000 and $32,500 in 2005 and 2004, respectively, related to audit work done in connection with equity offerings. All of the Audit Services provided to the Company by KPMG during 2005 and 2004 were pre-approved by the Audit Committee.

     AUDIT-RELATED FEES. The Company was billed $17,500 and $16,500 by KPMG in 2005 and 2004, respectively, for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the Company's financial statements. These audit related services, consisting primarily of an audit of an employee benefit plan, provided to the Company by KPMG were pre-approved by the Audit Committee.

     TAX FEES. The Company was billed $2,100 and $2,000 by KPMG in 2005 and 2004, respectively, for the preparation of a Form 5500 in connection with the audit of the Company's 401(k) plan. All of the tax related services provided to the Company by KPMG during 2005 and 2004 were pre-approved by the Audit Committee.

     ALL OTHER FEES. The Company did not incur any other fees to KPMG in 2005 or 2004.

     The Audit Committee, based on its reviews and discussions with management and KPMG noted above, determined that the provision of these services was compatible with maintaining KPMG's independence.

     PRE-APPROVAL POLICIES AND PROCEDURES FOR AUDIT AND NON-AUDIT SERVICES. The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services. These policies and procedures provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company. If a product or service arises that was not already pre-approved, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to consider and pre-approve such services between quarterly meetings of the Audit Committee. In pre-approving all audit services and permitted non-audit services, the Audit Committee or a delegated member must consider whether the provision of the permitted non-audit services is consistent with maintaining the independence of the Company's independent registered public accounting firm. Any interim approvals granted by the Chairman of the Audit Committee are reported to the entire Audit Committee at its next regularly scheduled meeting.

                              THE AUDIT COMMITTEE

                           Jerome A Chazen, Chairman
                                Craig M. Hatkoff
                               William U. Parfet

                             EXECUTIVE COMPENSATION

     The following tables set forth information concerning the annual and long-term compensation of those persons who during 2005 were (i) the chief executive officer and (ii) the other executive officers of the Company whose compensation is required to be disclosed pursuant to the rules of the SEC (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                    LONG TERM COMPENSATION
                                                             ------------------------------------
                                    ANNUAL COMPENSATION              AWARDS             PAYOUTS
                                    --------------------     -----------------------   ----------
                                                             RESTRICTED   SECURITIES
                                                               STOCK      UNDERLYING      LTIP       ALL OTHER
                                    SALARY(1)   BONUS(2)     AWARDS(3)     OPTIONS     PAYOUTS(4)   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR      ($)        ($)           ($)          (#)          ($)           ($)
---------------------------  ----   ---------   --------     ----------   ----------   ----------   ------------
Robert S. Taubman.........   2005   $750,000    $609,375      $949,257      99,202     $1,436,640     $32,834(5)
  Chairman of the Board,     2004    778,846     498,750            --          --      1,313,516      28,775
  President and Chief        2003    750,000     572,500            --          --      1,469,398      26,693
  Executive Officer
Lisa A. Payne.............   2005   $500,000    $406,250      $507,347     153,019     $  823,440     $31,196(6)
  Vice Chairman and          2004    519,231     375,000            --          --        592,465      26,202
  Chief Financial Officer    2003    500,000     370,625            --          --        622,056      27,874
William S. Taubman........   2005   $487,500    $406,250      $476,757      49,825     $  654,080     $32,254(7)
  Chief Operating Officer    2004    506,250     332,500            --          --        592,465      28,372
                             2003    487,500     370,625            --          --        611,587      26,341
Stephen J. Kieras(8)......   2005   $274,615    $295,750      $125,303      93,095     $   79,232     $23,160(9)
  Senior Vice President,     2004    239,115     231,000            --          --         66,942      19,764
  Development of TTC
David T. Weinert(10)......   2005   $294,615    $316,875      $130,500      93,638     $  100,740     $28,011(12)
  Senior Vice President,     2004    289,823(4)  540,800(11)        --          --         91,723      25,344
  Leasing of TTC

---------------

 (1) Salary amounts for 2004 include one additional pay period compared with 2005 and 2003.

 (2) Reflects bonus amounts awarded in 2004 and 2005 under the Annual Bonus Plan and in 2003 under the Senior Short-Term Incentive Plan.

 (3) Reflects the dollar value of 2005 awards of restricted stock units under The Taubman Company 2005 Long-Term Incentive Plan based on the closing price of $31.31 on the date of grant. The number of restricted stock units granted in 2005 were as follows: (a) Mr. R. Taubman, 30,318 units, (b) Ms. Payne, 16,204 units, (c) Mr. W. Taubman, 15,227 units, (d) Mr. Kieras, 4,002 units and (e) Mr. Weinert, 4,168 units. Each restricted stock unit granted in 2005 represents the right to receive, upon the vesting date of March 1, 2008 (unless otherwise vested earlier in accordance with its terms), one share of Common Stock, plus a cash payment equal to all dividends that would have been paid on such shares if they had been outstanding from the grant date to the vesting date. See "Compensation Committee Report on Executive Compensation" below for a description of the plan.

     As of December 31, 2005, the aggregate amount of restricted stock units held by each Named Officer, and the dollar value of such units (based on the closing price of $34.75 on December 31, 2005) is:

                                                                     NUMBER OF RESTRICTED
                                    NAME                                 STOCK UNITS          VALUE
                                    ----                             --------------------   ----------
         Robert S. Taubman.........................................         30,318          $1,053,551
         Lisa A. Payne.............................................         16,204          $  563,089
         William S. Taubman........................................         15,227          $  529,138
         Stephen J. Kieras.........................................          4,002          $  139,070
         David T. Weinert..........................................          4,168          $  144,838

 (4) 2003, 2004 and 2005 amounts reflect payouts of 2000, 2001 and 2002 Cash Awards, respectively, made under the Manager's Long-Term Performance Compensation Plan. The 2000, 2001 and 2002 Cash Awards included a premium. See "Compensation Committee Report on Executive Compensation" below for a description of the plan.

 (5) Includes $17,100 contributed to the defined contribution plan (the "Retirement Savings Plan") on behalf of Mr. Robert S. Taubman and $15,734 accrued under the supplemental retirement savings plan (the "Supplemental Retirement Savings Plan").

 (6) Includes $17,100 contributed to the Retirement Savings Plan on behalf of Ms. Payne, $12,052 accrued under the Supplemental Retirement Savings Plan and $2,044 for travel reimbursements deemed compensation under Internal Revenue Service rules.

 (7) Includes $17,100 contributed to the Retirement Savings Plan on behalf of Mr. William S. Taubman and $15,154 accrued under the Supplemental Retirement Savings Plan.

 (8) Mr. Kieras became an executive officer in September 2004.

 (9) Includes $17,100 contributed to the Retirement Savings Plan on behalf of Mr. Kieras and $6,060 accrued under the Supplemental Retirement Savings Plan.

(10) Mr. Weinert became as executive officer in July 2004.

(11) Includes $302,800 earned in 2004 as part of a compensation arrangement entered into in connection with a promotion of and relocation by Mr. Weinert in 1999.

(12) Includes $17,100 contributed to the Retirement Savings Plan on behalf of Mr. Weinert and $10,911 accrued under the Supplemental Retirement Savings Plan.

INCENTIVE OPTION PLAN

     TRG maintains the 1992 Incentive Option Plan for its employees with respect to Units of Partnership Interest in TRG. Upon exercise, it is anticipated that substantially all employees will exchange each underlying Unit for one share of the Company's Common Stock under the Continuing Offer.

                             OPTION GRANTS IN 2005

                           NUMBER OF UNITS OF
                          PARTNERSHIP INTEREST    PERCENT OF TOTAL                                         GRANT DATE
                           UNDERLYING OPTIONS    OPTIONS GRANTED TO   EXERCISE OR BASE                      PRESENT
          NAME              GRANTED (#) (1)      EMPLOYEES IN 2005     PRICE ($/UNIT)    EXPIRATION DATE    VALUE(2)
          ----            --------------------   ------------------   ----------------   ---------------   ----------
Robert S. Taubman.......          99,202                 11%               $31.31            5/18/15        $510,593
Lisa A. Payne...........         100,000                 11%               $29.38             3/4/15        $318,500
                                  53,019                  6%               $31.31            5/18/15        $272,889
William S. Taubman......          49,825                  6%               $31.31            5/18/15        $256,449
Stephen J. Kieras.......          80,000                  9%               $29.38             3/4/15        $254,800
                                  13,095                  1%               $31.31            5/18/15        $ 67,400
David T. Weinert........          80,000                  9%               $29.38             3/4/15        $254,800
                                  13,638                  2%               $31.31            5/18/15        $ 70,195

---------------

(1) Exchangeable for an equal number of shares of Common Stock under the Company's Continuing Offer. Each option with a 3/4/15 expiration date vests in one-third increments at each of the third, fifth, and seventh years of the grant anniversary if continuous service has been provided and certain conditions dependent on the Company's market performance in comparison to its competitors have been met. Each option with a 5/18/15 expiration date vests in one-third increments at each of the first, second, and third years of the grant anniversary, if continuous service has been provided. The options have ten-year contractual terms from the date of grant.

(2) The Company has estimated the value of the options issued in 2005 using a Black-Scholes valuation model based on the following assumptions: expected volatility of 21.0%, expected dividend of 4.0%, expected term of 7.0 years, and risk-free rates of 3.83% to 4.15%. Expected volatility and dividend yields are based on historical volatility and yields of the Company's stock, respectively, as well as other factors. In developing the assumption of expected term, the Company has considered the vesting and contractual terms as well as the expected terms of options disclosed by members of its peer group. The risk-free rates used are based on the U.S. Treasury yield curves in effect at the time of grants. For the options for which vesting is dependent on the Company's market performance in comparison to its competitors, the Company used a Monte Carlo simulation to estimate the probability of the vesting conditions being met.

       AGGREGATED OPTION EXERCISES DURING 2005 AND YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                           SHARES        VALUE      OPTIONS AT FISCAL YEAR END        FISCAL YEAR END(1)
                         ACQUIRED ON    REALIZED    ---------------------------   ---------------------------
         NAME             EXERCISE       ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            -----------   ----------   -----------   -------------   -----------   -------------
Robert S. Taubman......     47,508(2)  $  917,855                     99,202                      $341,255
Lisa A. Payne..........         --             --          --        153,019             --        719,385
William S. Taubman.....    508,008(2)   8,534,715                     49,825                       171,398
Stephen J. Kieras......         --             --          --         93,095             --        474,647
David T. Weinert.......         --             --          --         93,638             --        476,515

---------------

(1) In accordance with the SEC's rules, based on the difference between fair market value of Common Stock, which was $34.75 on December 31, 2005 (the closing price), and the exercise price.

(2) Each of Mr. R. Taubman and Mr. W. Taubman elected to hold Units of Partnership Interest in TRG upon exercise of their options rather than converting into shares of the Company's Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Craig M. Hatkoff (Chairman), Jerome A. Chazen and Peter Karmanos, Jr. None of the members of the Compensation Committee is or has been an officer or an employee of the Company. In addition, during 2005, none of the Company's executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that had one or more executive officers serving on the Company's Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that, subject to certain exceptions, the Company may not deduct compensation exceeding $1 million in any one year paid to any one of the Company's CEO and four highest compensated executive officers other than the CEO. Section 162(m) excludes performance-based compensation meeting certain requirements from the $1 million limitation. The Company may not be able to deduct the full amount of its share of the Manager's tax deduction for compensation to the Company's CEO and four highest compensated executive officers other than the CEO to the extent that the Company's share of the deduction for compensation of any such person exceeds $1 million in any one year and such compensation does not meet the requirements for performance-based compensation. This deduction limit does not apply to TRG or the Manager because TRG and the Manager are partnerships for federal tax purposes.

     Compensation Philosophy. The Manager has had a long-standing philosophy of targeting executive compensation at a level above the average of competitive practice. As part of this philosophy, the mix of compensation elements has emphasized variable, performance-based programs. As a result of this philosophy, the Manager has been successful at recruiting, retaining, and motivating executives who are highly talented, performance-focused, and entrepreneurial. The Compensation Committee has continued to apply this philosophy to its decisions on compensation matters. The independent compensation consultant retained by the Compensation Committee has compared the Manager's compensation practices with those of industry competitors and confirmed that the 2005 compensation of the Named Officers was consistent with the Manager's compensation philosophy.

     The Manager's compensation program for executive officers currently consists of the following key elements: annual compensation in the form of base salary, bonus compensation under the Annual Bonus Plan and long-term compensation under the Incentive Option Plan and The Taubman Company 2005 Long-Term Incentive Plan. The compensation of the Named Officers is determined based on their individual performance and the performance of the Company, TRG, and the Manager.

     Base Salaries. Base salaries for the Manager's executive officers are generally targeted at a level above the average for executives of industry competitors. The salaries of the Named Officers are reviewed and approved by the Compensation Committee based on its subjective assessment of each executive's experience and performance and a comparison to salaries of senior management of industry competitors.

     Bonuses. Under the Annual Bonus Plan, bonuses are only paid if the Company's performance meets certain funds from operations and net operating income growth targets which are approved annually by the Board of Directors. The funds for the total bonus pool are determined based on Company performance. Payments to individuals are then determined based upon their annual performance review, and bonuses can range from 0% to 200% of their target bonus amount.

     Incentive Option Plan. The Compensation Committee determines the grants of incentive options under the Manager's Incentive Option Plan to the Named Officers, as shown in the table entitled "Incentive Option Grants in 2005." The exercise price of each Incentive Option is equal to the fair market value of a Unit of Partnership Interest on the date of grant, and a person is permitted to pay such exercise price by surrendering a portion of the Units of Partnership Interest that would be otherwise received upon exercise. The Compensation Committee may allow an exercise at any time more than six months after the date of grant, but Incentive Options generally vest in one-third increments over a period of years. If the optionee's employment terminates prior to vesting for reasons other than death, disability, or retirement, the right to exercise the Incentive Option is forfeited. If the termination of employment is because of death, disability, or retirement, the Incentive Option may be exercised in full. Outstanding Incentive Options also vest in full upon the termination of the Manager's engagement by TRG, upon any "change in control" of TRG, or upon TRG's permanent dissolution. No Incentive Option may be exercised after ten years from the date of grant.

     The Taubman Company 2005 Long-Term Incentive Plan. The Compensation Committee made grants of restricted stock units under The Taubman Company 2005 Long-Term Incentive Plan ("LTIP")to the Named Officers in 2005, as shown in the table entitled "Summary Compensation Table." Awards under the LTIP consist of restricted stock units ("RSUs"). Each RSU represents the right to receive upon vesting one share of the Company's Common Stock. Upon vesting, a participant will be entitled to receive a cash payment equal to the aggregate cash dividends that would have been paid on such shares of Common Stock as if outstanding from the date of the grant. Although the LTIP allows the Compensation Committee to make grants at any time and to set the terms of vesting for each award, the Company expects that awards generally will be granted on an annual basis on or around March 1 of each year and vest on the third anniversary of the grant date, provided that the participant is still an employee of the Manager on the vesting date. Awards will vest prior to the scheduled vesting date upon the death, retirement or disability of the participant, a change in control of the Company (as defined therein) or the termination without renewal of the Master Services Agreement between TRG and the Manager. The Compensation Committee may also, in its discretion, accelerate the vesting of any unvested accounts. Any unvested awards will be forfeited by a participant if the participant's employment with the Company or any of its affiliates is terminated for any reason other than death, retirement or disability. A recipient of an award granted under the LTIP will not have any rights as a shareholder of the Company unless and until shares of the Company's Common Stock are issued upon vesting of the applicable award.

     Long-Term Performance Compensation Plan. From 1996 through 2004, awards under the Long-Term Performance Compensation Plan were generally favored over Incentive Options as the primary source of incentive compensation to the executive officers. There were no awards made under the Long-Term Performance Compensation Plan in 2005, and the Company will not make any new awards under the Long-Term Performance Compensation Plan in the future, due to the implementation of The Taubman Company 2005 Long-Term Incentive Plan. Previously, employees of the Manager received cash awards on an annual basis based on individual and Company performance for the applicable fiscal year. The awards vest on the third January 1 after the date of grant, subject to the Company's achievement of a target compounded growth rate of the Company's per share funds from operations, as publicly reported by the Company, subject to reasonable adjustments such as changes in accounting policies and extraordinary or non-recurring items, over the vesting period of the award. If the target is achieved, the payout amount of each Cash Award is increased, subject to a maximum premium of 30%; otherwise the payout amount remains the amount of the original grant. Upon vesting, the value of the award under the Long-Term Performance Compensation Plan is paid to the participant in a lump sum, unless the participant elects to defer payment in accordance with the terms of the Long-Term Performance Compensation Plan. The payout amount is determined on the vesting date, and such amount will accrue interest from the vesting date until the deferred payment date.

     Compensation of Chief Executive Officer. Robert S. Taubman's base salary for 2005 was at an annual rate of $750,000. Based on the Compensation Committee's evaluation of Mr. Taubman's performance and the performance of the Company and the report of the independent consultant, the Compensation Committee confirmed that Mr. Taubman's base salary, his bonus under the Annual Bonus Plan for 2005 in the amount of $609,375 and his incentive compensation under the Incentive Option Plan and The Taubman Company 2005 Long-Term Incentive Plan, as set forth in the Summary Compensation Table and the table entitled "Incentive Option Grants in 2005," were consistent with the Manager's compensation philosophy.

                           THE COMPENSATION COMMITTEE

                           Craig M. Hatkoff, Chairman
                                Jerome A. Chazen
                              Peter Karmanos, Jr.

SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following line graph sets forth the cumulative total returns on a $100 investment in each of the Company's Common Stock, the MSCI US REIT Index, the NAREIT Equity Retail REIT Index and the S&P Composite -- 500 Stock Index for the period December 31, 2000 through December 31, 2005 (assuming, in all cases, the reinvestment of dividends).


            COMPARISON OF CUMULATIVE TOTAL RETURN


                     (PERFORMANCE GRAPH)

         --------------------------------------------------------------------------------
                          12/31/00   12/31/01   12/31/02   12/31/03   12/31/04   12/31/05
         --------------------------------------------------------------------------------
           Taubman
            Centers,
            Inc.          $100.00    $146.43    $171.12    $229.29    $347.87    $418.72
           MSCI US REIT
            Index         $100.00    $112.83    $116.94    $159.91    $210.26    $235.78
           NAREIT Equity
            Retail REIT
            Index         $100.00    $130.42    $157.90    $231.75    $324.98    $363.33
           S&P 500 Index  $100.00    $ 88.11    $ 68.64    $ 88.33    $ 97.94    $102.75
         --------------------------------------------------------------------------------

     Note: The stock price performance shown on the graph above is not necessarily indicative of future price performance.

CERTAIN EMPLOYMENT AND CONSULTING ARRANGEMENTS

     In January 1997, the Manager entered into a three-year agreement with Lisa
A. Payne regarding her employment as an Executive Vice President and the Chief Financial Officer of the Manager and her service to the Company in the same capacities. Since the end of the initial term of such employment agreement, the agreement has been extended pursuant to one-year automatic renewals in accordance with its terms. The agreement shall continue to be extended pursuant to the one-year automatic renewal provision unless either party gives notice to the contrary. The employment agreement provides for an annual base salary of not less than $500,000, with consideration of upward adjustments to be reviewed annually. The agreement also provides for Ms. Payne's participation in the Manager's annual bonus plan, with a target award of $250,000 and a maximum annual award of $375,000. Notwithstanding the foregoing, the Company, in its sole discretion, may increase Ms. Payne's compensation at any time. Pursuant to the agreement, if Ms. Payne's employment with the Company is terminated for any reason other than (1) Ms. Payne's voluntary termination of her employment, (2) death or disability or (3) a termination by the Company for "cause" (as defined in the agreement), Ms. Payne shall be entitled to receive payment of her base salary and target bonus for the remaining term of her employment agreement, and all benefits granted to Ms. Payne under the Company's various compensation plans shall immediately vest in full.

     In June 2005, Ms. Payne became the Company's and Manager's Vice Chairman in addition to her role as Chief Financial Officer.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

     In May 2003, the Company entered into change of control employment agreements (the "Change of Control Agreements") with each of the persons who were members of the Company's Operating Committee at that time, other than Robert Taubman and William Taubman but including Lisa A. Payne. The Company also entered into Change of Control Agreements with each of Stephen J. Kieras and David T. Weinert in March 2005. The Change of Control Agreements have three-year terms that automatically extend for an additional year on each anniversary of the first day of their terms unless a notice not to extend is given by the Company. If a "change of control" of the Company, as defined in the Change of Control Agreements, occurs during the term of the Change of Control Agreements, then the Change of Control Agreements become operative for a fixed three-year period commencing on the date of the change of control and supersede any other employment agreement between the Company and any of its affiliates, on the one hand, and the executive, on the other.

     Each Change of Control Agreement provides generally that the executive's terms and conditions of employment, including position, location, compensation and benefits will not be adversely changed during the three-year period after a change of control. If the executive's employment is terminated by the Company other than for cause, death or disability or if the executive resigns for "good reason," as defined in the Change of Control Agreements, during this three-year period or upon certain terminations in connection with or in anticipation of a change of control, the executive will generally be entitled to receive:

     - an annual bonus for the year in which the termination of employment occurs, pro-rated through the date of termination;

     - two and a half times the executive's annual base salary and annual bonus;

     - continued welfare benefits and perquisites for thirty months;

     - $1,000 from the repurchase by the Manager of the participant's T-I REIT, Inc. share granted to the participant under a bonus award agreement; and

     - outplacement services.

     The annual bonus components of this severance amount will be based on the higher of the highest bonus paid to the executive during the three years prior to the change of control or the most recent bonus paid to the executive prior to the date of termination of employment. In addition to the benefits described above for certain terminations within three years of a change in control, in order to preserve an existing benefit under an employment agreement that the Company entered into with Ms. Payne in January 1997, Ms. Payne's Change of Control Agreement provides that, in the event that she terminates her employment for any reason other than "good reason" during the 90-day period following a change of control, she will be entitled to a payment equal to two times her base salary and target bonus under the annual bonus plan, plus an annual bonus for the year in which the termination occurs, pro-rated through the date of termination.

     Each Change of Control Agreement also provides that effective on the occurrence of a change of control or a termination of employment of the executive in anticipation of a change of control:

     - all of the executive's equity-based compensation awards that are outstanding on the date of the change of control will vest; and

     - all of the executive's then-outstanding awards under the Long-Term Performance Compensation Plan will vest and be immediately paid in full.

CHANGE OF CONTROL SEVERANCE PROGRAM

     In May 2003, the Company adopted a Change of Control Severance Program (the "Program") in which all of the individuals, other than Robert Taubman and William Taubman, who are employed by the Company or any of its affiliates on the date of a "change of control of the Company" as defined in the Program, and who are not a party to the Change of Control Agreements described above, participate. The Program provides generally that if a participant's employment with the Company and any of its affiliates is terminated other than for cause, death or disability or if the participant resigns for "good reason," as defined in the Program, during the two-year period following a change of control, in the case of participants who are Group Vice Presidents, or during the one-year period following a change of control, in the case of all other participants, a participant will be generally entitled to receive, subject to the participant's execution and non-revocation of a release, various compensation and benefits specified therein.

                     ITEM 2 -- RATIFICATION OF SELECTION OF
                 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors recommends that the shareholders vote FOR the appointment of KPMG as the Company's independent registered public accounting firm for the year ending December 31, 2006. Although shareholder approval of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment of KPMG under advisement if such appointment is not approved by the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. KPMG served as the Company's independent registered public accounting firm for 2004 and 2005. Deloitte & Touche LLP ("Deloitte") served as the Company's independent registered public accounting firm for 2003. The Company expects that representatives of KPMG will be present at the annual meeting and will be afforded an opportunity to make a statement if they desire to do so. The Company also expects that such representatives will be available to respond to appropriate questions addressed to the officer presiding at the meeting.

     On March 1, 2005, the Audit Committee appointed KPMG as the independent registered public accounting firm to audit the financial statements of the Company for 2005. On May 18, 2005, the shareholders of the Company ratified the selection of KPMG at the annual meeting of shareholders. See "Report of the Audit Committee" for a description of fees and other matters related to KPMG's provision of services to the Company.

     On March 9, 2004, the Audit Committee appointed KPMG as the independent registered public accounting firm to audit the financial statements of the Company for 2004 to replace Deloitte, which was informed on March 10, 2004 that it would no longer serve as the Company's independent registered public accounting firm. On May 18, 2004, the shareholders of the company ratified the selection of KPMG at the annual meeting of shareholders. The reports of Deloitte on the Company's financial statements for 2002 and 2003 contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. For 2002 and 2003 and the subsequent interim period through March 9, 2004 (the date KPMG replaced Deloitte as the Company's independent registered public accounting firm), there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused them to make reference thereto in their reports on the financial statements for such years. During 2002 and 2003 and the subsequent interim period through March 9, 2004, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). The Company provided Deloitte with a copy of the statements made in this paragraph. A letter from Deloitte, dated March 10, 2004, stating its agreement with such statements was included as an exhibit to the Company's Form 8-K, dated March 9, 2004, filed with the Securities and Exchange Commission.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to be determined by the shareholders at the annual meeting; however, if any other matter is properly brought before the meeting, the proxy holders named in the enclosed proxy card intend to vote in accordance with the Board's recommendation or, if there is no recommendation, in their own discretion.

                          COSTS OF PROXY SOLICITATION

     The cost of preparing, assembling, and mailing the proxy material will be paid by the Company. The Company will request nominees and others holding shares for the benefit of others to send the proxy material to, and to obtain proxies from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so. In addition, the Company's directors, officers and regular employees may solicit proxies by mail, telephone, facsimile or in person, but they will not receive any additional compensation for such work.

                             ADDITIONAL INFORMATION

PRESENTATION OF SHAREHOLDER PROPOSALS AT 2007 ANNUAL MEETING

     Any shareholder proposal intended to be presented for consideration at the annual meeting to be held in 2007 must be received by the Company at 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303-0200 by the close of business on December 6, 2006, and must otherwise be in compliance with the Company's by-laws and the requirements of the proxy solicitation rules of the SEC, for inclusion in the Company's proxy statement and form of proxy relating to such meeting. Any shareholder proposal intended to be presented for consideration at the 2007 annual meeting, but not intended to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting, must be received by the Company at the address stated above between February 15, 2007 and the close of business on March 16, 2007 to be considered timely.

HOUSEHOLDING

     The Company has elected to send a single copy of its annual report and this Proxy Statement to any household at which two or more shareholders reside unless one of the shareholders at such address provides notice that they wish to receive individual copies or has elected electronic delivery of proxy materials. This "householding" practice reduces the Company's printing and postage costs. Shareholders may request to discontinue or re-start householding, or to request a separate copy of the 2006 annual report and proxy statement, as follows:

     - Shareholders owning their Voting Stock through a bank, broker or other holder of record should contact such record holder directly; and

     - Record shareholders should contact ADP Investor Communications, toll-free at 1-800-542-1061, or may write to: ADP Investor Communications, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

ANNUAL REPORT

     The Annual Report of the Company for the year ended December 31, 2005, including financial statements for the years ended December 31, 2005 and 2004 audited by KPMG, LLP, the Company's independent registered public accounting firm, and financial statements for the year ended December 31, 2003 audited by Deloitte & Touche LLP, the Company's former independent registered public accounting firm, are being furnished with the Proxy Statement.

     Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible. Alternatively, please vote via telephone or internet (as indicated on your proxy card).

                                          By Order of the Board of Directors,

                                          Robert S. Taubman,
                                          Chairman of the Board, President and
                                          Chief Executive Officer
April 5, 2006

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  ANNUAL MEETING OF SHAREHOLDERS - MAY 15, 2006

         The undersigned appoints each of Robert S. Taubman and Lisa A. Payne, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Taubman Centers, Inc. on Monday, May 15, 2006, and at any adjournment, and to vote at such meeting the shares of Common Stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment. The undersigned revokes any proxy previously given to vote at such meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS (1) AND (2) IF NO INSTRUCTION IS PROVIDED.

         This proxy also provides voting instructions for shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of The Taubman Company and Related Entities Employee Retirement Savings Plan (the Plan). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee, the Plan's Trustee will vote shares held in the plan in the same proportion as votes received from other participants in the Plan. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.

           (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)


--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\

------------------------------------------------------------------------------------------------------------------------
             1. ELECTION OF DIRECTORS
------------------------------------------------------------------------------------------------------------------------

                     Nominees                       FOR            WITHHOLD                    WITHHOLD
                                                                   AUTHORITY                   AUTHORITY
                                                                 to vote for all Nominees     to vote for Nominees(s)
                                                                                                  named below
                                                                         / /
------------------------------------------------------------------------------------------------------------------------
01       William S. Taubman                         / /                                             / /
------------------------------------------------------------------------------------------------------------------------
02       Graham T. Allison                          / /                                             / /
------------------------------------------------------------------------------------------------------------------------
03       Peter Karmanos, Jr.                        / /                                             / /
------------------------------------------------------------------------------------------------------------------------
         (each for a three year term)


-------------------------------------------------------------
2. RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
------------------------------------------------------------------------------------------------------------------------
Ratification of the selection of KPMG LLP as independent               FOR           AGAINST        ABSTAIN
registered public accounting firm for 2006.                            / /             / /           / /

------------------------------------------------------------------------------------------------------------------------

                                                                      PLEASE SIGN EXACTLY AS NAME APPEARS
                                                                      BELOW. WHEN SHARES ARE HELD BY JOINT
                                                                      TENANTS, BOTH SHOULD SIGN. WHEN SIGNING
                                                                      AS ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                                                      TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL
                                                                      TITLE AS SUCH. IF A CORPORATION,
                                                                      PARTNERSHIP OR OTHER BUSINESS ENTITY,
                                                                      PLEASE SIGN IN THE NAME OF THE ENTITY BY
                                                                      AN AUTHORIZED PERSON.

                                                                    -------------------------------------------------
                                                                    Signature

                                                                    -------------------------------------------------
                                                                    Signature

                                                                    Dated:                        , 2006

                           /\ FOLD AND DETACH HERE /\

                              TAUBMAN CENTERS, INC.

                                      PROXY

             SERIES B NON-PARTICIPATING CONVERTIBLE PREFERRED STOCK

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF SHAREHOLDERS - MAY 15, 2006

The undersigned appoints each of Robert S. Taubman and Lisa A. Payne, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Taubman Centers, Inc. on Monday, May 15, 2006, and at any adjournment, and to vote at such meeting the shares of Series B Non-Participating Convertible Preferred Stock that the undersigned would be entitled to vote if personally present in accordance with the following instruction and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment. The undersigned revokes any previously given to vote at such meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS (1) AND (2) IF NO INSTRUCTION IS PROVIDED.

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE
                                 PAID ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2   Please mark        / X /
                                                             your votes as
                                                             indicated in this
                                                             example

1.   ELECTION OF DIRECTORS
     Nominees:  William S. Taubman, Graham T. Allison and Peter
     Karmanos, Jr. (each for a three-year term)


FOR           WITHHOLD           WITHHOLD AUTHORITY
             AUTHORITY            To vote for Nominee(s)
            To vote for all          Named below
               Nominees

/ /               / /            / /
                                     ---------------------


2.   RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     Ratification of the selection of KPMG LLP as independent registered public accounting firm for 2006.

FOR             AGAINST              ABSTAIN

/ /              / /                  / /


                                             Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, partnership, or other business entity, please sign in the name of the entity by an authorized person.


                                             ---------------------------------------------------------------------------------
                                             Signature